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                      PETROLEO BRASILEIRO S.A. - PETROBRAS
                        PETROBRAS DISTRIBUIDORA S.A. - BR

                                  PRESS RELEASE

As a result of the resolutions passed by Petrobras' Board of Directors today and the subsequent notice to BR Distribuidora's Executive Board, Petroleo Brasileiro S.A. - Petrobras ("Petrobras") and Petrobras Distribuidora S.A. ("BR Distribuidora") inform the market and their shareholders of the following:

     1. As stated in the press release published on April 16, 2002, Petrobras has engaged Banco BBA Creditanstalt S.A. ("Banco BBA") to prepare a legal and an economic studies of a possible public offer to acquire (POA) the common and preference shares of BR Distribuidora which are currently held by the market ("BR Shares") in order to cancel the company's registration as a listed company.

     2. The POA is part of Petrobras' strategy for developing the Brazilian capital market and serving the interests of its shareholders as:

     a) it unites the strategic interests of the two companies into line, thereby avoiding potential conflicts;

     b) it focuses investors' attention on Petrobras' shares, with a potentially increasing in their liquidity;

     c) it permits Petrobras to have the same corporate and operating structure as those of its main international competitors;

Minority shareholders of BR Distribuidora will receive additional benefits as a result of:

     a) BR shares having been valued at their economic value;

     b) the increased liquidity for their assets in both domestic and international markets; and

     c) the possibility invest in a share with greater growth potential.

     3. In a meeting held today, Petrobras' Board of Director approved:

     I. the appraisal report of BR Distribuidora prepared by Banco BBA which attributed a value of R$45.40 (forty-five reais and forty cents of reais) to one lot of 1,000 (one thousand) BR shares ("BR Appraisal Report");

    II. the appraisal report of Petrobras prepared by Banco BBA which

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           attributed a value of R$ 64.90 (sixty-four reais and ninety cents of reais) to 1 (one) share issued by Petrobras ("Petrobras Appraisal Report");

     III. a POA to be made by Petrobras under the terms of CVM Instruction No 361 of March 5, 2002 ("CVM Instruction No 361"), through an exchange of preference shares to be issued by Petrobras ("Petrobras Shares");

     IV. the exchange ratio between Petrobras and BR shares of 0.7 (seven tenths) Petrobras shares for 1,000 (one thousand) BR shares will be adjusted with the addition of a premium calculated by using the attached formula, whose purposes are summarized as follows:

           a. to preserve the interests of minority shareholders in BR Distribuidora and those of Petrobras' shareholders, avoiding speculative activity in the shares of both companies. Likewise, in order to achieve this objective, the ratio of exchange will be adjusted to take into account the market price of Petrobras' preferred shares when the auction takes place;

           b. to enable minority shareholders in BR Distribuidora to receive an additional benefit in the event that the price of Petrobras preferred shares rise above current levels;

           c. to preserve the interests of Petrobras' shareholders by ensuring that the offer does not take place if Petrobras' preferred shares fall below a predetermined price level on the date of the auction, as laid down in the attached formula and item IV below ("Conditional Exchange Ratio")

     IV. to make the validity and efficacy of the POA conditional on the exchange ratio ("RTR") found in accordance with the attached formula being 1.00 (one) or less ("Conditional Exchange Ratio"); and

     V. to fix the date of the auction for the first business day after the date on which the Conditional Exchange Ratio is achieved, within a minimum of 30 (thirty) and a maximum of 45 (forty-five) days from the publication of the offer notice ("Edital") in accordance with current legislation ("Auction Date");

     3.1 The Auction Date and the Exchange Ratio, calculated according to the method described above and the attached formula will be released by Petrobras to the market as a press release on the first business day prior to the date of the auction and published on the date of


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the auction.

     4. During the same meeting, for the purposes of item VI of article 122 of Law No 6.404 of December 15, 1976, Petrobras' Board of Directors also approved to call an Extraordinary General Meeting of its shareholders to be held within 30 days after the Edital publishiment to discuss ratification of the institution contracted to prepare the BR Appraisal Report and for the Report's approval.

     5. The POA may be suspended until the date on which the prospectus (which will contain its terms and conditions as required by CVM Instruction No 361) is published.

Any additional material information on the POA will be the subject of a new press release to be made by Petrobras and BR Distribuidora in accordance with CVM Instruction No. 358 of January 3, 2002.

                         Joao Pinheiro Nogueira Batista
              Director of Finance and Investor Relations, Petrobras

                            Abelardo de Lima Puccini
          Director of Finance and Investor Relations, BR Distribuidora


This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.

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                                    Appendix

            RTR = REC X (1 + PR1) X (PETR - I / PETR - L) X (1 + PR2)

where,

                            RTR represents the ratio of exchange between 1,000 (one thousand) BR Shares and 1 (one) Petrobras Share on the Auction Date (as defined below);

                            REC represents the ratio of exchange between 1,000 (one thousand) BR Shares and 1 (one) Petrobras Share on the basis of such shares' economic value (as determined in the BR Appraisal Report and Petrobras Appraisal Report respectively), of 0.7 (seven tenths), in other words 1,000 BR Shares equal 0.7 Petrobras Shares;

                            PR1       represents the premium offered by
                                      Petrobras on the REC, equivalent to 35.72%
                                      (thirty-five point seven two per cent);

                            PETR - I equal to R$ 42.20 (forty-two reais and twenty cents of reais) which was Petrobras preference shares' closing price on October 23, 2002, the last business day prior to the date of the meeting of the Petrobras Executive Board which studied the transaction and recommended its approval to the Board of Directors;

                            PETR - L  represents the average price of
                                      Petrobras preference shares weighted by
                                      volume, in the trading session on the
                                      second business day prior to the Auction
                                      Date and in the first three hours of the trading session on the first business day prior to the Auction Date;

                            PR2 represents the premium as a function of the value PETR-L, found as follows:

                                      (a)  0% (zero per cent) if the value of
                                           PETR - L is less than R$45.00
                                           (forty-five reais);
                                      (b)  6% (six per cent) if the value of
                                           PETR - L is equal or higher than
                                           R$45.00 (forty-five reais) but does
                                           not exceed R$50,00 (fifty reais); or
                                      (c)  12% (twelve per cent) if the value of
                                           Petr - L exceeds R$50.00 (fifty
                                           reais).